                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                                  PROVANT, INC.
                        --------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                   743724 10 6
                          ----------------------------
                                 (CUSIP Number)

                                    COPY TO:

                                  ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                                BOSTON, MA 02110
                             ATTN: KEITH F. HIGGINS
                                 (617) 951-7000
                             ----------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 7, 2001
                         -------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------------------------------------------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS                                                            Robert M. Baker
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- --------------------------------------------------------------------------------------- ------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) [X]
                                                                                                  (b) [_]

--------- ----------------------------------------------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                      OO (see Item 3)

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                    [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                     U.S.A.

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   0
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                            25,209
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              0

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                       25,209

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                     25,209
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                      [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                         0.1%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                    IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS                                                            Sheila S. Baker
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- ----------------------------------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- --------------------------------------------------------------------------------------- ------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                      OO (see Item 3)

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

--------- ----------------------------------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                         0
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                  25,209
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                                    0

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                             25,209

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                           25,209
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              0.1%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS                                                            Arthur R. Bauer
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- ----------------------------------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- --------------------------------------------------------------------------------------- ------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                      OO (see Item 3)

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   120,034
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                  11,581
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              120,034

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                             11,581

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                          131,615
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              0.6%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS                                                          Michael J. Davies
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- --------------------------------------------------------------------------------------- ------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- ----------------------------------------------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                                   PF

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   339,572
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                       0
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              339,572

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                                  0

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                          339,572
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              1.6%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS                                                             Philip Gardner
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- ----------------------------------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX  IF A MEMBER OF A GROUP                                       (a)      [X]
                                                                                                  (b)      [_]

--------- --------------------------------------------------------------------------------------- ------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                                   PF

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

--------- ----------------------------------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   300,761
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                       0
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              300,761

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                                  0

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                          300,761
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              1.4%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS                                                              Paul C. Green
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- --------------------------------------------------------------------------------------- ------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- ----------------------------------------------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                  OO (see Item 3), PF

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   500,000
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                   1,100
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              500,000

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                              1,100

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                          501,100
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              2.3%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS                                                          Kara Cross Kunitz
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- ----------------------------------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- ----------------------------------------------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                      OO (see Item 3)

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                    47,712
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                  52,000
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                               47,712

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                             52,000

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                           99,712
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              0.5%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS                                                             Ralf Leszinski
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- --------------------------------------------------------------------------------------- ------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- ----------------------------------------------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                      OO (see Item 3)

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                         Germany

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   627,392
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                       0
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              627,392

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                                  0

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                          627,392
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              2.9%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS                                                         Dominic J. Puopolo
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- ----------------------------------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- --------------------------------------------------------------------------------------- ------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                                   PF

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

--------- ----------------------------------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   746,041
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                  52,201
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              746,041

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                             52,201

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                          798,242
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              3.6%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS                                                             Avram Saunders
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- --------------------------------------------------------------------------------------- ------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- ----------------------------------------------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                      OO (see Item 3)

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                    19,877
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                     343
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                               19,877

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                                343

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                           20,220
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              0.1%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------


                                                    SCHEDULE 13D

[CUSIP No. 743724 10 6]

--------- ----------------------------------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS                                                         Carl von Sternberg
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

--------- ----------------------------------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      [X]
                                                                                                  (b)      [_]

--------- ----------------------------------------------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------

4.        SOURCE OF FUNDS                                                                      OO (see Item 3)

--------- ----------------------------------------------------------------------------------------------------------

5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [_]
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------------------------------------------

6.        CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S.A.

-------------------------- ------- ---------------------------------------------------------------------------------

NUMBER OF                  7.      SOLE VOTING POWER                                                   139,185
SHARES
BENEFICIALLY               ------- ---------------------------------------------------------------------------------
OWNED BY
 EACH                      8.      SHARED VOTING POWER                                                 269,800
REPORTING
PERSON                     ------- ---------------------------------------------------------------------------------
 WITH
                           9.      SOLE DISPOSITIVE POWER                                              139,185

                           ------- ---------------------------------------------------------------------------------

                           10.     SHARED DISPOSITIVE POWER                                            269,800

-------------------------- ------- ---------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED                                                          408,985
          BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [_]
          CERTAIN SHARES

--------- ----------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              1.9%

--------- ----------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON                                                                          IN

--------- ----------------------------------------------------------------------------------------------------------

Item 4.  Purpose of Transaction.

         On August 31, 2001, the Provant Committee to Restore Shareholder Value (the "Committee") reached an agreement with the Issuer that provides that the Issuer will increase the size of its board of directors by three members and, subject to the approval of the nominating committee of the Issuer's board of directors, add three nominees of the Committee to the board of directors. The Issuer also agreed to form a strategic planning committee consisting of three directors and to cause two of the Committee's nominees to be appointed to that committee.

         The Committee also agreed to vote all its shares in support of the eight nominees of the Issuer at the 2001 annual meeting and to vote all its shares for the election of the eight nominees for the 2002 annual meeting of the Issuer, so long as the Committee's three nominees who agree to stand for re-election are nominated for re-election.

         The Committee also agreed to be bound by customary standstill provisions regarding proxy contests and efforts to obtain control of the Issuer through December 31, 2002.

         As a result of the settlement agreement reached with the Issuer, the Committee has been discontinued.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Each of the Reporting Persons presently is party to the settlement agreement described in Item 4 above, attached hereto as Exhibit B.

Item 7.  Material to be Filed as Exhibits.

         The following Exhibit A is attached hereto.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 20, 2001.


                                              ROBERT M. BAKER
                                              SHEILA S. BAKER
                                              ARTHUR R. BAUER
                                              MICHAEL J. DAVIES
                                              PHILIP GARDNER
                                              PAUL C. GREEN
                                              KARA CROSS KUNITZ
                                              RALF LESZINSKI
                                              DOMINIC J. PUOPOLO
                                              AVRAM SAUNDERS
                                              CARL VON STERNBERG


                                              By:      /s/ Dominic J. Puopolo
                                                       -------------------------
                                                       Dominic J. Puopolo
                                                       Attorney-in-Fact